DRAFT INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement No. 33-23566 of Oppenheimer California Municipal Fund on Form N-14 of our report dated September 22, 1999 appearing in the Statement of Additional Information of Oppenheimer Main Street California Municipal Fund dated December 22, 1999, which is part of such Registration Statement.

We also consent to the incorporation by reference of our report in the Prospectus of Oppenheimer Main Street California Municipal Fund dated December 22, 1999 which is part of such Registration Statement. We also consent to the reference to us under the headings "Independent Auditors" in the Statement of Additional Information of Oppenheimer Main Street California Municipal Fund and "Financial Highlights" in the Prospectus of Oppenheimer Main Street California Municipal Fund dated December 22, 1999, which are part of such Registration Statement.

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Deloitte & Touche LLP

Denver, Colorado
________, 2000